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                                                                    EXHIBIT 4.13


                                                           EXECUTION COUNTERPART

        SUPPLEMENTAL INDENTURE dated as of October 2, 1995, between Heartland Wireless Communications, Inc., a Delaware corporation (the "Company"), and First Trust of New York, National Association, as trustee (the "Trustee") under the Indenture dated as of April 26, 1995 (as amended, supplemented or modified from time to time, the "Indenture").

        Pursuant to the Indenture, the Company has issued its 13% Senior Notes due 2003 (the "Notes"). Section 10.02 of the Indenture provides, inter alia, that the Company and the Trustee may amend or supplement the Indenture with the written consent of the Holders of Notes of not less than a majority in aggregate principal amount of the Notes then outstanding (the "Required Consent"). The Company has solicited consents to the substance of this Supplemental Indenture upon the terms and subject to the conditions set forth in its Consent Solicitation dated September 12, 1995, and the related Consent Solicitation Statement, as amended by the Supplement to Consent Solicitation Statement dated September 22, 1995 (hereinafter referred to collectively as the "Consent Solicitation"). The Company has obtained the Required Consent to the substance of this Supplemental Indenture.

        In order to effect the amendments contemplated by the Consent Solicitation in accordance with Section 10.02 of the Indenture, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

                                    ARTICLE 1
                          AMENDMENTS TO THE INDENTURE

        Section 1.1. Amendments to Section 1.01. (a) Section 1.01 of the Indenture is hereby amended by adding thereto the following definitions, to be inserted therein in alphabetical order:

                "AWS Transaction" means the acquisition by the Company of the capital stock of American Wireless Cable Systems, Inc., a Delaware corporation, and the acquisition by the Company of the assets of Wireless Cable TV Associates #38 and of Fort Worth Wireless Cable TV Associates for consideration comprised of Equity Interests of the Company.

                "CableMaxx Transaction" means the acquisition by the Company of the capital stock of CableMaxx, Inc., a Delaware corporation ("CableMaxx"), for consideration comprised of Equity Interests of the Company or the acquisition by the Company of the assets of CableMaxx related to the Amarillo, Athens, Lubbock and Sherman/Denison, Texas markets for either $2.4 million or the fair market value of such assets in cash.

                "Call Markets" means Fanning Springs, Florida; Leesburg, Florida; and Lake City, Florida.

                "Contributed Markets" means Bedias/Huntsville, Texas; Freeport, Texas; Milano, Texas; Baton Rouge, Louisiana; Ferriday, Louisiana; Holly Ridge, Louisiana; Jena, Louisiana; Leesville, Louisiana; Monroe, Louisiana; Natchitoches, Louisiana; Ruston, Louisiana; Alberta/Salem, Alabama; Ariton, Alabama; Bankston, Alabama; Bucks, Alabama; Six Mile, Alabama; Society Hill, Alabama; Tharpton, Alabama; Village Springs, Alabama; Charing, Georgia; Groveland, Georgia; Hoggards Mill, Georgia; Jeffersonville,
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        Georgia; Mathews, Georgia; Tarboro, Georgia; Valdosta, Georgia; Ocala,
        Florida; and Tallahassee, Florida.

                "TechniVision Transaction" means the acquisition by the Company of the assets of TechniVision, Inc. for consideration comprised of Equity Interests of the Company.

                "Transactions" means the AWS Transaction, the CableMaxx Transaction, the TechniVision Transaction and the Wireless One Transaction, collectively.

                "Wireless One Transaction" means either (i) the transaction contemplated by the Letter of Intent dated July 17, 1995, between the Company and Wireless One Operating Company, a Delaware corporation ("Old Wireless One"), whereby, among other things, Wireless One, Inc., a newly-formed Delaware corporation ("Wireless One"), will acquire (A) all of the outstanding capital stock of Old Wireless One (which will retain all of its assets and liabilities except its wireless cable assets and certain related liabilities with respect to the Springfield, Missouri market which the Company will acquire) for consideration comprised of the Common Stock, $.01 par value per share (the "Wireless One Common Stock"), of Wireless One and (B) the wireless cable assets and related liabilities of certain Subsidiaries of the Company with respect to the Contributed Markets for consideration comprised of Wireless One Common Stock and promissory notes of Wireless One, or (ii) the transaction contemplated by the Letter Agreement dated September 11, 1995 between the Company and Old Wireless One, whereby, among other things, a newly-formed limited liability company ("Wireless One LLC") will acquire (x) all of the assets of Old Wireless One for consideration comprised of interests in Wireless One LLC and (y) all of the wireless cable assets and related liabilities of certain Subsidiaries of the Company with respect to the Contributed Markets for consideration comprised of interests in Wireless One LLC and promissory notes of Wireless One LLC.

        (b) Section 1.01 of the Indenture is hereby further amended by deleting therefrom the definition of "Investments" in its entirety and substituting therefor the following:

                "Investments" means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and (ii) all acquisitions by such Person of assets to be used in the Wireless Cable Business (other than any such acquisitions of equipment made in the ordinary course of such Person's business and other than any acquisition or lease (and any deposit required to be made in connection therewith) of additional channel rights on or after the Issue Date in any wireless cable market listed in the offering memorandum relating to the issuance of the Units or any wireless cable market or "Basic Trading Area" (as defined by Rand McNally) in which the Company and its Subsidiaries (A) as of the date of the Indenture, have channel rights, whether by way of license, lease with a channel license holder, lease with a channel license applicant, lease with a qualified,
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        non-profit educational organization that plans to apply for a channel license or option to acquire any of the foregoing, or (B) as of the date of such acquisition or lease, have rights with respect to at least eight wireless cable channels, whether by way of license, lease with a channel license holder, lease with a channel license applicant, lease with a qualified, non-profit educational organization that plans to apply for a channel license or option to acquire any of the foregoing; provided, however, that until the date on which the ratio of Annualized EBITDA to Consolidated Interest Expense equals or exceeds 1.75 to 1.00, the aggregate amount of such acquisitions and leases (and deposits) shall not exceed $12.5 million).

        Section 1.2. Amendment to Section 4.07. Section 4.07 of the Indenture is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

                Section 4.07. Limitation on Restricted Payments.

                The Company and its Subsidiaries may not, directly or indirectly
        (i) declare or pay any dividend or make any distnbution on account of any Equity Interests of the Company or any of its Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock or (B) to the Company or any Wholly-Owned Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Subsidiaries (other than any such Equity Interests owned by the Company or a Wholly-Owned Subsidiary); (iii) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu or subordinated in right of payment to the Notes, except in accordance with the scheduled repayment provisions set forth in the original documentation governing such Indebtedness; or
        (iv) in a single transaction or a series of related transactions, until the date on which the ratio of Annualized EBITDA to Consolidated Interest Expense equals or exceeds 1.75 to 1.00, make Investments in a cumulative amount for the Company and all of its Subsidiaries, in excess of (A) the sum of (l) $10 million and (2) 100% of the Net Proceeds received by the Company from the issue or sale of Equity Interests of the Company (other than Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or similar trust and other than Disqualified Stock) less (B) the cumulative amount of Net Proceeds received by the Company from the issue or sale of Equity Interests of the Company that has been applied to make Restricted Payments (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment: (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (b) after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, the Company could incur $1.00 of additional Indebtedness pursuant to the Annualized Cash Flow Ratio test in Section 4.08; and (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date, is less than the sum of: (x) 50% of the Consolidated Net Income (or if Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned from the first day of the
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4

        fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment, plus (y) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of Equity Interests of the Company (other than Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or similar trust and other than Disqualified Stock or the Net Proceeds from the sale of Equity Interests applied to make Investments in accordance with this covenant) since the Issue Date.

                Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Indenture; (ii) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net proceeds of, the substantially concurrent sale for cash or Marketable Securities (other than to a Subsidiary of the Company) of other Equity Interests of the Company that are not Disqualified Stock; (iii) so long as no Default or Event of Default shall have occurred and be continuing, the purchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) from employees or former employees of the Company or any Subsidiary thereof pursuant to any employment agreement, management equity subscription agreement or stock option plan or similar agreement in effect as of the Issue Date or entered into in the ordinary course of business for consideration which, when added to all loans made pursuant to clause (iv) below during the fiscal year and then outstanding, does not exceed $0.5 million in the aggregate in any fiscal year or $2.5 million in the aggregate over the life of the Notes;
        (iv) so long as no Default or Event of Default shall have occurred and be continuing, the making of loans and advances to employees of the Company or any Subsidiary thereof in the ordinary course of business which, when added to the aggregate consideration paid pursuant to clause
        (iii) above during the same fiscal year, does not exceed $0.5 million in any fiscal year or $2.5 million in the aggregate over the life of the Notes; provided that upon repayment of such loans or advances made after the Issue Date, such repaid amount shall no longer be included in the principal amount of loans and advances made to employees; (v) so long as no Default or Event of Default shall have occurred and be continuing, a Permitted Refinancing; (vi) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase, retirement or other acquisition of Equity Interests of a Subsidiary of the Company for (A) Equity Interests of the Company that are not Disqualified Stock or (B) up to $1.0 million in the aggregate over the life of the Notes of cash consideration; (vii) the payment of funds to satisfy or discharge any liability or obligation incurred by the Company as a result of its joint and several liability as a general partner for all third-party liabilities and obligations of RuralVision Joint Venture, if any; (viii) the acquisition by the Company of the Cross Country Sale Assets; (ix) the acquisition by the Company of the Tulsa, Oklahoma wireless cable market from USWS; (x) the acquisition by the Company of the Amarillo, Texas market from U.S. Wireless; (xi) the payment of dividends on Preferred Stock of Subsidiaries outstanding on the Issue Date; (xii) the redemption, repurchase, retirement
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        or other acquisition of Capital Stock of the Company from U.S. Wireless for consideration comprised of the note receivable related to the U.S. Wireless Loan; (xiii) Investments in Wireless Cable Related Assets made with the Net Cash Proceeds from an Asset Sale made in compliance with the first paragraph of Section 4.12 (whether such Asset Sale shall have been consummated prior to or after the Issue Date) or otherwise permitted by Section 4.12, provided that if such Investment had been acquired in a simultaneous swap or exchange for the assets disposed of in such Asset Sale, such swap or exchange would have complied with the provisions of the third paragraph under Section 4.12; (xiv) Investments that constitute part of an Asset Sale transaction consummated in compliance with or otherwise permitted by the provisions of the third paragraph under Section 4.12; (xv) Investments in the Wireless Cable Business acquired in consideration for the issuance of Equity Interests of the Company (other than Disqualified Stock) and cash paid in lieu of the issuance of fractional shares and in satisfaction of any applicable dissenter's or appraisal rights; and (xvi) the consummation of any of the Transactions. The amounts referred to in clauses (i), (ii), (iii),
        (iv) and (vi) shall be included as Restricted Payments in any computation made pursuant to clause (c) above. Restricted Payments shall be deemed not to include Permitted Payments and Permitted Investments.

                Not later than the making of any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 4.07 were computed.

        Section 1.3. Amendment of Section 4.08. Section 4.08 of the Indenture is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

                Section 4.08. Limitation on Indebtedness

                The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, Guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness; provided that the Company (but not its Subsidiaries) may incur Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Annualized Cash Flow Ratio of the Company as of the date of such incurrence or issuance shall not exceed (x) 7.0 to 1.0 if such incurrence or issuance occurs on or prior to the second anniversary of the Issue Date and (y)
        5.0 to 1.0 if such incurrence or issuance occurs thereafter.

                The foregoing limitation will not apply to: (i) Indebtedness evidenced by the Notes and this Indenture; (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness, other than any Existing Indebtedness required to be repaid with proceeds of the sale of the Units; (iii) the incurrence by the Company and its Subsidiaries of Bank Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $25.0 million (less the amount of any then-outstanding Preferred Stock of Subsidiaries issued to refinance Indebtedness to the extent such amount has not been
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        applied to reduce the amount of Indebtedness permitted under clause
        (vii) below), as such amount may be permanently reduced as specified in
        Section 4.12, and reduced by the amount of any outstanding Guarantee incurred pursuant to clause (iv) below; provided that no Default or Event of Default shall have occurred and be continuing at the time of such incurrence; (iv) the Guarantee by the Subsidiaries of Bank Indebtedness permitted to be incurred by the Company pursuant to the immediately preceding paragraph; (v) Indebtedness of the Company issued to any Wholly-Owned Subsidiary; provided that (a) any such Indebtedness is unsecured and is subordinated to the Notes and (b) that any subsequent issuance or transfer of any Capital Stock which results in any Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any transfer of such Indebtedness to a Person not a Wholly-Owned Subsidiary will be deemed an incurrence of such Indebtedness; (vi) Indebtedness of a Subsidiary issued to and held by the Company or any Wholly-Owned Subsidiary of the Company; provided that any subsequent issuance or transfer of any Capital Stock which results in a Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any transfer of such Indebtedness to a Person not a Wholly-Owned Subsidiary of the Company will be deemed an incurrence of such Indebtedness; (vii) the incurrence by the Company or its Subsidiaries of additional Indebtedness in an aggregate principal amount not to exceed $15.0 million at any one time outstanding (less the amount of any then-outstanding Preferred Stock of Subsidiaries issued to refinance Indebtedness to the extent such amount has not been applied to reduce the amount of Indebtedness permitted under clause (iii) above); (viii) the incurrence (a "Permitted Refinancing") by the Company and its Subsidiaries of Indebtedness
        issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace or refund Indebtedness incurred pursuant to the Annualized Cash Flow Ratio test above or pursuant to clauses (ii),
        (iii), (iv) and (v) above ("Refinancing Indebtedness"), provided that
        (a) the net proceeds of such Refinancing Indebtedness shall not exceed the principal amount of and required premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) and reasonable expenses incurred in connection therewith;
        (b) the Refinancing Indebtedness shall have a final maturity later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and remaining Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded; and (c) if the Indebtedness being extended, refinanced, renewed, replaced or refunded is subordinated in right of payment to the Notes, the Refinancing Indebtedness shall be subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation goveming the Indebtedness being so extended, refinanced, renewed, replaced or refunded; (ix) the incurrence of obligations in respect of Interest Rate Agreements relating to Indebtedness to the extent that the notional principal amount of such obligation does not exceed the aggregate principal amount of the Indebtedness to which such Interest Rate Agreement relates; or (x) the incurrence by the Company or any of its Subsidiaries of Indebtedness owing to a Federal governmental authority relating to the purchase of wireless cable channels in an auction or other sale (or Indebtedness satisfying the requirements of (viii)(b) above issued in exchange for, or
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        the proceeds of which are used to extend, refinance, renew, replace or refund, such Indebtedness) in an amount not to exceed in the aggregate $30 million at any one time outstanding. The Company and its Subsidiaries may incur Acquired Debt only in compliance with this covenant.

        Section 1.4. Amendment of Section 4.10. Section 4.10 of the Indenture is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

                Section 4.10. Limitation on Issuance and Sale of Capital Stock of Subsidiaries.

                The Company will not sell any Capital Stock of a Subsidiary, and will not permit any Subsidiary to issue or sell any Capital Stock, or permit any Person, other than the Company and its Subsidiaries, to own or hold any such interest, other than (i) any interest owned or held on the Issue Date by, or issuable as of the Issue Date to, a Person other than the Company and its Subsidiaries in any Capital Stock of any Subsidiary or (ii) any interest owned or held by a Person at the time that such Subsidiary became a Subsidiary (other than any such interest created or issued in anticipation of the acquisition of such Subsidiary by the Company); provided that the foregoing limitation shall not apply to (i) the sale of 100% of the Capital Stock of any Subsidiary made in accordance with Section 4.12 and (ii) issuances of Preferred Stock permitted pursuant to clauses (i) or (iii) of Section 4.11.

        Section 1.5. Amendment of Section 4.12. Section 4.12 of the Indenture is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

                Section 4.12. Limitation on Asset Sales.

                (a) The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or if the Fair Market Value of such assets exceeds $20.0 million, the Company shall receive from an investment banking firm of national standing a written opinion in customary form as to the fairness, to the Company, of such Asset Sale) and (ii) at least 80% of the consideration received by the Company or the Subsidiary, as the case may be, from such Asset Sale shall be cash or Marketable Securities and is received at the time of such disposition. Upon the consummation of an Asset Sale, the Company may apply, or cause such Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of receipt thereof either (A) to prepay any Bank lndebtedness and, in the case of any Bank Indebtedness under any revolving credit facility, to effect a permanent reduction in the availability under such revolving credit facility, (B) to reinvest in Wireless Cable Related Assets or (C) to a combination of prepayment and investment permitted by the foregoing clauses (A) and (B). On the 181st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (A), (B) or (C) of the
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        preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A),
        (B) or (C) of the preceding sentence (each, a "Net Proceeds Offer Amount") shall be applied by the Company to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

                (b) Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $5.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Subsidiaries aggregates at least $5.0 million, at which time the Company shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $5.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

                (c) Notwithstanding the two immediately preceding paragraphs (a) and (b), the Company and its Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 95% of the consideration for such Asset Sale, other than cash consideration, constitutes assets used in the business of the Company and its Subsidiaries on the date of such transaction, (ii) such Asset Sale is for Fair Market Value (as determined in good faith by the Company's Board of Directors or if the Fair Market Value of such assets exceeds $20.0 million, the Company shall receive from an investment banking firm of national standing a written opinion in customary form as to the fairness, to the Company, of such Asset Sale) and (iii) the assets acquired in such an Asset Sale have historically generated revenues in an amount at least equal to (1) the revenues attributable to the assets disposed of in such Asset Sale, multiplied by (2) a fraction, the numerator of which is the amount of consideration other than cash consideration received in such Asset Sale, and the denominator of which is the total amount of consideration received in such Asset Sale; provided that any consideration received by the Company or its Subsidiaries, as the case may be, in an Asset Sale permitted to be consummated under this paragraph that does not assets to be used in the operations of the Company or its Subsidiaries shall constitute Net Cash
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        Proceeds which are subject to the provisions of the two preceding paragraphs. In addition, notwithstanding the two immediately preceding paragraphs, the Company will be permitted (i) to consummate the Wireless One Transaction without complying with such paragraphs, (ii) to sell the Call Markets to Wireless One or Wireless One LLC without complying with such paragraphs, (iii) to sell any or all of the RuralVision Sale Assets on or prior to December 31, 1995 without complying with such paragraphs,
        (iv) to sell any or all of the assets acquired in the AWS Transaction, the CableMaxx Transaction or the TechniVision Transaction on or prior to the first anniversary of the consummation of each such Transaction without complying with such paragraphs, (v) to sell any or all of the assets acquired by way of an Investment permitted by clause (xv) of the second paragraph of Section 4.07 on or prior to the first anniversary of the consummation of such acquisition without complying with such paragraphs and (vi) to sell, in a single transaction or a series of transactions, assets for up to $25 million of non-cash consideration, provided, in the case of clauses (iii), (iv), (v) and (vi) that the Company receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or if the Fair Market Value of such assets exceeds $20.0 million, the Company shall receive from an investment banking firm of national standing a written opinion in customary form as to the fairness, to the Company, of such Asset Sale).

                (d) Each Net Proceeds Offer will be mailed within 25 days following the Net Proceeds Offer Trigger Date to the record Holders as shown on the register of Holders, at their last registered addresses as of a date within 15 days of the mailing of such notice, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer and shall state the following terms:

                        (1) that the Net Proceeds Offer is being made pursuant
                to Section 4.12 and that all Notes tendered will be accepted for payment; provided, however, that if the aggregate principal amount of Notes tendered in a Net Proceeds Offer plus accrued interest at the expiration of such offer exceeds the aggregate amount of the Net Proceeds Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or multiples thereof shall be purchased);

                        (2) the purchase price (including the amount of accrued
                interest) and the purchase date (which shall be 20 Business Days from the date of mailing of notice of such Net Proceeds Offer, or such longer period as required by law) (the "Proceeds Purchase Date");

                        (3) that any Note not tendered will continue to accrue
                interest;

10

                        (4) that, unless the Company defaults in making payment
                therefor, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Proceeds Purchase Date;

                        (5) that Holders electing to have a Note purchased
                pursuant to a Net Proceeds Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Proceeds Purchase Date;

                        (6) that Holders will be entitled to withdraw their
                election if the Paying Agent receives, not later than the second Business Day prior to the Proceeds Purchase Date, a facsimile transmission or letter, signature guaranteed, setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

                        (7) that Holders whose Notes are purchased only in part
                will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided, however,
                                                              --------  -------
                that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

                On or before the Proceeds Purchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Net Proceeds Offer which are to be purchased in accordance with item
        (b)(1) above, (ii) deposit with the Paying Agent, in accordance with
        Section 2.14, U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes to be purchased, (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof being purchased by the Company and (iv) deliver to the Paying Agent an Officers' Certificate specifying the Notes or portions thereof being purchased by the Company and the payees of the purchase price. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any. For purposes of this
        Section 4.12, the Trustee shall act as the Paying Agent.

                The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the foregoing provisions of this lndenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the foregoing provisions of this Indenture by virtue thereof.

                                   ARTICLE 2
                                 MISCELLANEOUS

        Section 2.1. Incorporation of Supplemental Indenture. Ratification of Indenture. All of the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as otherwise expressly modified herein, the Indenture shall remain in full force and effect and is hereby ratified.

        Section 2.2. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

        Section 2.3. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them taken together represent the same agreement.

        Section 2.4. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA SS 318(c), the imposed duties shall control.

        Section 2.5. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

        Section 2.6. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

        Section 2. 7. Defined Terms. Unless otherwise defined in this Supplemental Indenture, all terms used in this Supplemental Indenture which are defined in the Indenture shall have the meanings ascribed to them in the Indenture.

        Section 2.8. No Representation. The Trustee makes no representation as to the validity or sufficiency of the Consent Solicitation, the Consents or this Supplemental Indenture. The

12

recitals contained herein are recitals of the Company, and the Trustee makes no representation with respect thereto and shall have no responsibility therefor.

        Section 2.9. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

        IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

                                HEARTLAND WIRELESS COMMUNICATIONS,
                                INC.

[SEAL]                          By:
                                ------------------------------------
                                Name:
Attest:                         Title:



-----------------------------
Name:
Title:

                                FIST TRUST OF NEW YORK, NATIONAL
                                ASSOCIATION

                                By:   /s/ Alfia Monastra
                                -------------------------------
                                Name:  ALFIA MONASTRA
Attest:                         Title: Assistant Vice President


      /s/ F. J. Gillhaus
--------------------------
Name:  F. J. GILLHAUS
Title: Assistant SECRETARY